Exhibit 99.1
Press Release	Source: Zynex Medical Holdings, Inc.

Zynex Medical's Two-Fold Increase in September Unit Orders Demonstrates Impact of New Sales Force

Thursday October 19, 9:27 am ET

Company Reports Increased Trend For August and September

LITTLETON, Colo.--(BUSINESS WIRE)--Zynex Medical (OTCBB: ZYNX - News), a provider of pain management systems and electrotherapy products for medical patients with functional disability, has significantly increased the number of monthly unit orders since it expanded its sales force in July and August 2006.

Zynex's monthly unit orders increased to more than 250 during August and more than 300 in September, from an average of approximately 150 units during the first seven months of the year. The company believes this increase in sales and rentals is directly attributed to its recent addition of an experienced sales team skilled in electrotherapy product sales.

"The hiring of additional sales representatives was an important milestone for Zynex Medical," said Thomas Sandgaard, President and Chief Executive Officer. "We are pleased, but not surprised, that this expanded team is beginning to make a tremendous impact on our sales and market penetration."

Zynex has not yet finalized its results for the third quarter of 2006, including the impact of increased sales and rentals. Zynex will state these results in the Form 10-QSB for the quarter.

Zynex Medical

Zynex Medical Holdings, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, risks and delays associated with product development, risk of market acceptance of products, technology or product obsolescence, competitive risks, reliance on manufacturing partners, dependence on reimbursement from insurance companies, additional capital needs and other risks described in our Form 10-KSB for the year ended December 31, 2005.

Contact:
The Investor Relations Group
Jordan Silverstein / Christine Berni
212-825-3210
jsilverstein@investorrelationsgroup.com
cberni@investorrelationsgroup.com

Source: Zynex Medical Holdings, Inc.